Exhibit 99.1

NEWS RELEASE
Contacts:	BIO-key International, Inc. Scott Mahnken 732-359-1113

BIO-key International® and SIC Biometrics end Merger Discussions and Enter into a Reseller Partnership Agreement

WALL, NJ, November 29, 2011 (GLOBE NEWSWIRE) -- BIO-key International, Inc. (OTCBB: BKYI.OB), a global leader in finger biometric identification technology solutions announced that after careful consideration,  S.I.C. Biometrics and BIO-key have decided to end  plans to merge; instead BIO-key and S.I.C. have entered into a reseller partnership agreement to closely collaborate on a number of tactical business opportunities.

The partnership enables the two companies to resell products, services and solutions in a cooperative manner thus  strengthening BIO-key’s and S.I.C.’s overall market reach by expanding opportunities for new projects and partnerships that will offer  complete solutions for mobility and access control to business and Government customers.

Commenting on the developments, Mike DePasquale, BIO-key CEO said, “Our primary goal is to increase shareholder value. The Reseller arrangement enables us to get most of the operating benefits of a merger while avoiding any cost or shareholder dilution.”

“BIO-key is committed to pioneering the gateway for biometrics to provide a secure path to mobility and the advanced functionality of Smartphone’s and Tablet devices.  On a daily basis we’re seeing indications that the Smartphone’s and Tablet PC will be the most valuable and most utilized technology for consumers and businesses moving forward.  Your phone will be your credit card, your passport, your bank and your shopping mall.  Businesses will be using both phones and tablets to process orders and manage inventory.  Advanced functionality is going to require a stronger degree of authentication – identification and security.   Our hardware independent, universal access software for iOS, Android and WinMobile devices that is easily integrated into existing desktop and laptop deployments is the best choice for companies looking to add the convenient security that finger biometrics offers. Our partnership with S.I.C. for mobile and physical access hardware solutions will help expand our reach in the market,” stated DePasquale.

“We are committed to our partnership with BIO-key for our mutual success” said Eric Talbot, CEO and founder of S.I.C. Biometrics Inc. “At S.I.C. Biometrics, we strongly believe that mobile security solutions should be available to every type of users in a simple, efficient and affordable manner. I am proud to say that our unparallel mobile solutions deliver this and more to Apple users around the world and we will continue to bring smart technologies and processes to maintain our leader position of this market”

About BIO-key
BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

About S.I.C. Biometrics
S.I.C Biometrics Inc. Located in Montreal Canada and France is a 12 year old firm specialized in innovative biometrics solutions. Software developer and hardware manufacturer, S.I.C Biometrics provides worldwide state-of-the-art biometric fingerprint readers, biometric proximity cards and access control solutions to the commercial and government markets. S.I.C. Biometrics through direct collaboration with Apple in 2009 was the first to launch its unique platform of software and hardware fingerprint reader solutions for the Apple’s iPhone 3 and in 2010 launched its iPad version. Today S.I.C Biometrics offers business grade solutions for iPhone 4, iPad and recently launched a consumer product for the Apple iPhone 4. The S.I.C Biometrics Inc. suite of products and solutions are compatible with most existing IT infrastructures providing an optimum return on investment and respecting industry standards and compliances. (http://www.sic.ca)

BIO-key Safe Harbor Statement
Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act").  The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.